UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2013

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2013, Cadence Pharmaceuticals, Inc. ( the “Company” or “Cadence”) entered into an Amended and Restated Supply Agreement (the “Agreement”) with Lawrence Laboratories (“LL”), an operating division of Swords Laboratories, and a member of the Bristol-Myers Squibb (“BMS”) group of companies, which amended and restated the original agreement entered into between the parties on December 1, 2010, for the manufacture of commercial supplies of the finished drug product for OFIRMEV® (acetaminophen) injection packaged in vials (the “Product”), for sale and distribution by Cadence in the United States and Canada. Bristol-Myers Squibb Srl (“BMS Anagni”), an indirect subsidiary of BMS located in Anagni, Italy, manufactures the Product on behalf of LL.

Pursuant to the terms of the Agreement, the Company will pay LL a set price for each unit of Product purchased, based upon the aggregate quantity of Product the Company has specified that it intends to order during a calendar year, and whether LL has implemented certain agreed-upon manufacturing capacity increase improvements. Cadence is obligated to purchase a minimum number of units each year, or pay LL an amount equal to the shortfall between the minimum purchase requirement and the number of units of Product actually ordered during such year, multiplied by a pre-set amount that also varies depending upon whether LL has implemented certain agreed-upon manufacturing capacity increase improvements. Subject to and with the exception of any existing commitments to its other third party manufacturer, the Company is obligated to purchase at least 75% of its annual Product requirements from LL each contract year. The Agreement also requires Cadence to pay LL for additional services requested by the Company at a specified hourly rate and for any validation batches that may be required by the Company, not to exceed a specified rate. All amounts payable under the agreement will be paid in U.S. dollars.

The term of the Agreement extends through December 31, 2018, unless extended by mutual agreement of the Company and LL, unless the Agreement is terminated sooner: (1) by the mutual agreement of the parties, (2) by either party for convenience following 24 months’ prior written notice of termination to the other party, (3) upon the termination of Cadence’s license agreement for the Product with BMS, or (4) upon the dissolution or termination of Cadence, other than in connection with or following the assignment of the Agreement. In addition, either party may terminate the Agreement: (a) within 60 days, after written notice in the event of a material uncured breach of the Agreement by the other party, or (b) immediately, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver or other court officer appointed for its properties or assets.

If the Agreement is terminated by Cadence for its convenience or by LL due to Cadence’s material breach of the Agreement, Cadence will reimburse LL for: (1) any Product ordered under a firm order and received by the Company, and (2) any inventory of materials used to manufacture the Product that are specific to the Product and that LL is unable to reasonably utilize. Additionally, the Company’s minimum purchase requirement for the year in which the termination takes effect will be reduced proportionally, and Cadence will not be required to fulfill the minimum purchase requirement for any subsequent contract year. If the Agreement is terminated for any reason other than by Cadence for its convenience or by LL due to Cadence’s material breach of the agreement, Cadence will not be required to reimburse LL for any inventory of materials used to manufacture the Product, and will have no obligation to purchase the minimum purchase requirement for the year in which the termination takes effect, or for any subsequent contract year.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference. The Company has requested confidential treatment on certain portions of the Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1†	Amended and Restated Supply Agreement, dated February 22, 2013, between Lawrence Laboratories and Cadence Pharmaceuticals, Inc.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this report and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ William R. LaRue
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: February 28, 2013

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1†	Amended and Restated Supply Agreement, dated February 22, 2013, between Lawrence Laboratories and Cadence Pharmaceuticals, Inc.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this report and submitted separately to the Securities and Exchange Commission.